WESTERN ALLIANCE BANK

6.537% FIXED RATE RESET SUBORDINATED NOTES DUE NOVEMBER 15, 2035

    CUSIP No.     95758B CL1
    ISIN No.    US95758BCL18

THIS SECURITY IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF CEDE & CO., THE NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”). UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO WESTERN ALLIANCE BANK OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS SECURITY IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IT IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES.
THIS SECURITY IS SUBORDINATED ON LIQUIDATION, AS TO PRINCIPAL, INTEREST AND PREMIUM, TO ALL CLAIMS AGAINST WESTERN ALLIANCE BANK THAT HAVE THE SAME PRIORITY AS SAVINGS ACCOUNTS, DEPOSIT OR A HIGHER PRIORITY, IS NOT SECURED BY THE ASSETS OF WESTERN ALLIANCE BANK OR BY THE ASSETS OF ANY OF ITS AFFILIATES, AND IS INELIGIBLE AS COLLATERAL TO SECURE A LOAN BY WESTERN ALLIANCE BANK.
THIS SECURITY IS ISSUABLE IN A MINIMUM DENOMINATION OF $100,000 AND INTEGRAL MULTIPLES OF $1,000 IN EXCESS OF $100,000 AND MAY NOT BE EXCHANGED FOR SECURITIES OF WESTERN ALLIANCE BANK WITH A SMALLER DENOMINATION. EACH OWNER OF A BENEFICIAL INTEREST IN THE SECURITIES IS REQUIRED TO HOLD SUCH BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $100,000 OR AN INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF AT ALL TIMES.
THIS SECURITY HAS NOT BEEN, AND IS NOT REQUIRED TO BE, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WAS OFFERED PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(a)(2) OF THE SECURITIES ACT OF 1933. THIS SECURITY HAS NOT BEEN APPROVED OR DISAPPROVED BY THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION.
WESTERN ALLIANCE BANK HAS NOT ENTERED INTO AN INDENTURE IN CONNECTION WITH THE ISSUANCE OF THIS SECURITY. EACH PURCHASER OF A BENEFICIAL INTEREST IN THIS SECURITY, IN MAKING ITS PURCHASE, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED TO WESTERN ALLIANCE BANK AND THE INITIAL PURCHASERS (I) THAT IT IS AN INSTITUTIONAL INVESTOR, (II) THAT IS AN ACCREDITED INVESTOR AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT OF 1933 (AN “INSTITUTIONAL ACCREDITED INVESTOR”), (III) THAT IT IS PURCHASING SUCH INTEREST FOR ITS OWN ACCOUNT OR THE ACCOUNT OF ANOTHER INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR AND

(IV) THAT FOLLOWING SUCH PURCHASE IT OR SUCH OTHER INSTITUTIONAL ACCREDITED INVESTOR HOLDING A BENEFICIAL INTEREST IN THIS SECURITY WILL HOLD A BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $100,000 OR AN INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF AT ALL TIMES.
No. A-1
INITIAL PRINCIPAL AMOUNT:    $400,000,000
ISSUE DATE:    November 24, 2025
MATURITY DATE:    November 15, 2035
INTEREST PAYMENT DATE(S):    May 15 and November 15 of each year, beginning on May 15, 2026

Western Alliance Bank, a state chartered bank organized under the laws of Arizona (herein called the “Bank”), for value received, hereby promises to pay or deliver, as the case may be, to CEDE & Co., or registered assigns, the principal sum of FOUR HUNDRED MILLION ($400,000,000) United States dollars on the maturity date shown above (the “maturity date”) unless redeemed prior to such date and to pay interest thereon, (i) from and including November 24, 2025, to, but excluding, November 15, 2030 or the date of earlier redemption, payable semi-annually in arrears on May 15 and November 15 of each year (each an “interest payment date”), commencing May 15, 2026, at the rate of 6.537% per annum and (ii) from and including November 15, 2030 (the “reset date”) to, but excluding, the maturity date or the date of earlier redemption, payable semi-annually in arrears on each interest payment date, at a rate per annum equal to the U.S. Treasury Rate for a five-year maturity as of the date that is three business days prior to the reset date (the “reset determination date”) plus 285 basis points. All calculations of the U.S. Treasury Rate will be rounded, if necessary, to the nearest one thousandth of a percentage point, with 0.0005% rounded up to 0.001%.
Interest on this Note, subject to certain exceptions, will accrue during the applicable interest payment period. The term “interest payment period” means the period from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of this Note to, but excluding, the applicable interest payment date or the maturity date or date of earlier redemption, if applicable. If an interest payment date or the maturity date falls on a day that is not a business day, then the interest payment or the payment of principal and interest at maturity will be paid on the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest or other payments.
Interest on each Note will be payable to the person in whose name such Note is registered on the fifteenth day immediately preceding the applicable interest payment date, whether or not such day is a business day. Any interest which is payable, but is not punctually paid or duly provided for, on any interest payment date shall cease to be payable to the Holder on the relevant record date by virtue of having been a Holder on such date, and such defaulted interest may be paid by the Bank to the person in whose name this Note is registered at the close of business on a special record date for the payment of defaulted interest. However, interest that is paid on the maturity date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars to the Depositary or its nominee. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from such calculation of interest will be rounded to the nearest cent, with one-half cent being rounded upward.
“U.S. Treasury Rate” means, as of the reset determination date, (i) the average of the yields on actively traded U.S. securities adjusted to constant maturities, for five-year maturities, for the five business days immediately preceding the reset determination date and appearing (or, if fewer than five business days so appear on the reset determination date, for such number of business days appearing) in the most recently published H.15 Daily Update under the caption H.15 TCM or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturities, for five-year maturities, then the “U.S. Treasury Rate” will be determined by interpolation on a straight-line basis (using the actual number of days) between the average of the yields on actively traded U.S. treasury nominal/non-inflation-indexed securities adjusted to constant maturities for two series of actively traded
    R-2

U.S. treasury nominal/non-inflation-indexed securities, (A) one maturity as close as possible to, but earlier than, the maturity date and (B) the other maturity as close as possible to, but later than, the maturity date, in each case for the five business days preceding the reset determination date, and appearing (or, if fewer than five business days so appear on the reset determination date, for such number of business days appearing) in the most recently published H.15 Daily Update as of 5:00 p.m., New York City time, on the reset determination date.
“H.15 Daily Update” means the daily statistical release published by the Federal Reserve available through its website at https://www.federalreserve.gov/releases/h15/ (or any successor designation or publication as determined by the Calculation Agent in its sole discretion).
“H.15 TCM” means the H.15 Daily Update under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading).
Payment of interest on this Note may be subject to prior approval by the Board of Governors of the Federal Reserve System (the “FRB”) or other applicable regulator of the Bank if the Bank is undercapitalized or has been so required by the FRB or other applicable regulatory authority.
THIS NOTE MAY NOT BE REPAID PRIOR TO MATURITY, EITHER PURSUANT TO ACCELERATION IN AN EVENT OF DEFAULT, REPURCHASE BY THE BANK OR OTHERWISE, WITHOUT PRIOR APPROVAL OF THE FRB AND THE ARIZONA DEPARTMENT OF INSURANCE AND FINANCIAL INSTITUTIONS (THE “AZDIFI”).
Payment of principal and premium, if any, and interest on, this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Bank will at all times appoint and maintain an issuing and paying agent (the “Issuing and Paying Agent”) authorized by the Bank to pay the principal of, and interest on, this Note on behalf of the Bank and having an office or agency (the “Issuing and Paying Agent Office”) in the United States of America (the “Place of Payment”), where this Note may be presented or surrendered for payment and where notices, designations or requests in respect of payments with respect to this Note may be served. The Bank has initially appointed U.S. Bank Trust Company, National Association as such Issuing and Paying Agent pursuant to the Issuing and Paying Agency Agreement dated as of November 24, 2025 (the “Issuing and Paying Agency Agreement”), between the Bank and the Issuing and Paying Agent, with the Issuing and Paying Agent Office currently located at 333 Thornall Street, Edison, NJ 08837
The Bank will appoint a calculation agent for this Note prior to the reset determination date. The Issuing and Paying Agent will act as the initial calculation agent pursuant to a calculation agent agreement to be entered into between the Bank and the Issuing and Paying Agent, as initial calculation agent. Absent manifest error, the calculation agent’s determination of the interest rate for an interest rate period for this Note will be binding and conclusive. The calculation agent will promptly provide its determination of any interest rate during the subsequent fixed rate period to the paying agent and the Bank.
Payment of the principal of, and premium, if any, and interest on, this Note due at maturity will be made in immediately available funds upon presentation and surrender of this Note to the Issuing and Paying Agent at the Issuing and Paying Agent Office in the Place of Payment; provided that this Note is presented to the Issuing and Paying Agent in time for the Issuing and Paying Agent to make such payment in accordance with its normal procedures. Payments of interest on this note (other than at maturity) will be made by wire transfer to such account as has been appropriately designated to the Issuing and Paying Agent by the person entitled to such payments.
The Bank may, without the consent of the Holder of this Note, create and issue additional notes ranking equally with this Note and otherwise the same in all respects (except for the issue date, issue price and first interest payment date), provided that any such additional notes are fungible with the Notes for U.S. Federal income tax purposes. Such further notes shall be consolidated and form a single series with this Note.
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
    R-3

Unless the certificate of authentication hereon has been executed by the Issuing and Paying Agent by the manual signature of an authorized signatory, this Note shall not be valid or obligatory for any purpose.
IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed by manual or facsimile signature.
WESTERN ALLIANCE BANK

By:
Name: Dale M. Gibbons
Title:    Vice Chairman and
    Chief Financial Officer
Dated: November 24, 2025

ISSUING AND PAYING AGENT CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Issuing and Paying Agency Agreement.
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Issuing and Paying Agent
By:
    Authorized Signatory

[FORM OF REVERSE]
This Note is one of a duly authorized issue of Securities of the Bank designated as its “6.537% Fixed Rate Reset Subordinated Notes due 2035” (herein called the “Notes”), initially limited in aggregate principal amount to U.S.$400,000,000, to be issued under the Issuing and Paying Agency Agreement
Subordination
The Bank’s indebtedness evidenced by this Note, including its obligations to pay principal and interest, is unsecured and subordinate and junior in right of payment to the Bank’s Senior Indebtedness (as defined below). In the event of any insolvency, receivership, conservatorship, reorganization, liquidation or similar proceedings of the Bank, all such senior obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest on, this Note. In the event of any such proceeding, after payment in full of all sums owing with respect to such senior obligations, the Holder of this Note, together with holders of any obligations of the Bank ranking on a parity with this Note, shall be entitled to be paid from the remaining assets of the Bank the unpaid principal of, premium, if any, and interest on, this Note or such other obligations before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Bank ranking junior to this Note.
“Senior Indebtedness” includes all deposits, borrowed money (secured and unsecured), obligations of the Bank arising from off-balance sheet guarantees and direct-credit substitutes, and obligations associated with derivative products such as interest rate and foreign-exchange contracts, commodity contracts and similar arrangements and obligations to the Bank’s general creditors (other than in respect of trade receivables).
Nothing herein shall impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note according to its terms.
Notwithstanding any other provisions contained in this Note, the FRB or any receiver or conservator of the Bank appointed by the FRB, as part of any transaction or plan of reorganization or liquidation may transfer or direct the transfer of the obligations represented by this Note to any bank selected by such entity that expressly assumes the obligation of the due and punctual payment of the unpaid principal, premium, if any, and interest on this Note and the due and punctual performance of all covenants and conditions contained in this Note.
Any “depository institution,” as that term is defined in Section 3(c)(1) of the Federal Deposit Insurance Act, which holds a Note (or beneficial interest therein) shall be deemed to have agreed by acquiring such Note (or beneficial interest) to waive any rights to offset all or any portion of the indebtedness represented by such Note (or interest) against any indebtedness or other obligations of such institution to the Bank.
Event of Default; Waiver
An “Event of Default” with respect to this Note shall occur if the Bank is subject to any receivership, conservatorship, insolvency, liquidation or similar proceeding. The Bank will promptly notify, and provide copies of such notice to, the Issuing and Paying Agent, of the occurrence of any Event of Default. The Issuing and Paying Agent will promptly send copies of such notice to the Holders of the Notes through the Depository Trust Company, as depositary (the “Depositary”).
If an Event of Default shall occur and be continuing, the Holder of this Note may declare the principal of this Note, together with any unpaid accrued interest thereon, to be immediately due and payable by written notice to the Bank. Upon such declaration and notice, such principal amount and accrued interest shall become immediately due and payable; provided, however, that, to the extent then required under or pursuant to applicable capital or other regulations (as described on the face of this Note), this Note may not be repaid prior to maturity without the prior approval of the FRB and the AZDIFI. The Bank will apply to the FRB and the AZDIFI for prior approval of repayment promptly after receiving notice of acceleration.

Any Event of Default with respect to this Note may be waived by the Holder hereof.
The Bank waives demand, presentment for prepayment, notice of nonpayment, notice of protest and all other notices to the extent it may awfully do so.
Neither the failure to pay principal or interest on the Note nor a failure to perform any other obligation of the Bank under the Issuing and Paying Agency Agreement or the Note constitutes an “Event of Default” with respect to the Note, and no right of acceleration exists in any such case.
Optional Repayment and Redemption
The Notes shall not be subject to repayment at the option of the Holders, in whole or in part, prior to maturity. The Notes shall not be subject to any sinking fund.
The Bank may, at its option, redeem the Notes (i) in whole, but not in part, on November 15, 2030 and (ii) in whole or in part, at any time or from time to time, on or after August 15, 2035, at a price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to, but excluding, the date of redemption. The Notes may not otherwise be redeemed by the Bank prior to the maturity date, except that the Bank may, at its option, redeem the Notes, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to, but excluding, the date of redemption, at any time, upon the occurrence of:
(i)    a “tax event,” which means the receipt by the Bank of an opinion of independent tax counsel to the effect that (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of the Bank’s federal income tax returns or positions or a similar audit of any of the Bank’s subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the date of the issuance of the Notes, resulting in more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by the Bank, in whole or in part, for U.S. federal income tax purposes;
(ii)    a “capital event,” which means the receipt by the Bank of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for Western Alliance Bancorporation or the Bank or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if the Bank is subject to such capital requirement) for purposes of capital adequacy guidelines of the FRB (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Bank; or
(iii)    an “investment company event,” which means the Bank becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.
R-2

Any partial redemption will be made in accordance with the Depositary’s applicable procedures among all of the holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion of the principal amount thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.
Any redemption of the Notes will be subject to obtaining the prior written approval of the FRB and the AZDIFI to the extent such approval is then required under the rules of the FRB and the AZDIFI.
In the event of any redemption of the Notes, the Bank will deliver or cause to be delivered a notice of redemption (which notice may be conditional in the Bank’s discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Bank if the Bank determines that such conditions will not be satisfied) to each Holder of the Notes not less than 10 nor more than 60 days prior to the redemption date.
From and after any redemption date, if monies for the redemption of the Notes will have been made available for redemption on the redemption date, the Notes will cease to bear interest, if applicable, and the only right of the holders of the Notes shall be to receive payment of the principal amount and, if appropriate, all unpaid interest accrued to the redemption date.
Consolidation, Merger and Sale of Assets
The Bank shall not consolidate with or merge into any other entity or convey, transfer or lease its assets substantially as an entirety to any entity, unless the successor expressly assumes the Bank’s obligations on the Notes.
Miscellaneous
Beneficial interests represented by this Note are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies the Bank in writing that it is unwilling or unable to act as a depositary or the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by the Bank within 90 days, (y) the Bank, at its option, notifies the Issuing and Paying Agent in writing that it elects to cause the issuance of Notes in definitive form or (z) any event shall have occurred and be continuing that, after notice or lapse of time or both, would constitute an Event of Default with respect to the Notes. In such circumstances, upon surrender by the Depositary or a successor depositary of the Global Notes, Notes in definitive form will be issued to each person that the Depositary or a successor depositary identifies as the beneficial owner of the related Notes. Any Note representing such beneficial interests that is exchangeable pursuant to this paragraph shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Security Registrar (as defined below).
In case any Note shall at any time become mutilated, destroyed, lost or stolen and such Note or evidence satisfactory to the Bank of the loss, theft or destruction thereof (together with indemnity satisfactory to the Issuing and Paying Agent and the Bank and such other documents or proof as may be required by the Issuing and Paying Agent and the Bank) shall be delivered to the Issuing and Paying Agent and the Bank, a new Note of like tenor will be issued by the Bank in exchange for the Note so mutilated, or in lieu of the Note so destroyed or lost or stolen. All expenses and reasonable charges associated with procuring the indemnity referred to above and with the preparation, authentication and delivery of a new Note shall be borne by the Holder of the Note so mutilated, destroyed, lost or stolen. If any Note which has matured or is about to mature shall become mutilated, destroyed, lost or stolen, the Bank may, instead of issuing a substitute Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Note) upon compliance by the Holder thereof with the provisions of this paragraph.
R-3

The Bank shall cause to be kept at the office of the Security Registrar designated below a register (the register maintained in such office or any other office or agency of the Bank in the Place of Payment herein referred to as the “Security Register”) in such form as the Security Registrar may determine, in which, subject to reasonable regulations as it may prescribe, the Security Registrar shall provide for the registration of the Securities and of transfers of the Securities. The Bank has initially appointed the Issuing and Paying Agent “Security Registrar,” pursuant to the Issuing and Paying Agency Agreement, for the purposes of registering the Notes and transfers of the Notes as herein provided.
The transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Bank in the Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Issuing and Paying Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
No service charge shall be made for any such registration of transfer or exchange, but the Bank may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
The Issuing and Paying Agent shall record any transfer of this Note that the Bank has approved, it being understood that such approval shall be based solely on matters relating to compliance with federal and state securities laws. Prior to due presentment of this Note for registration of transfer, the Bank, the Issuing and Paying Agent and any agent of the Bank or the Issuing and Paying Agent may treat the person in whose name his Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Bank, the Issuing and Paying Agent nor any such agent shall be affected by notice to the contrary.
No recourse shall be had for the payment of principal or interest on this Note, for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Bank or any successor corporation, either directly or through the Bank or any successor corporation under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holder hereof and as part of the consideration for this Note.
No provision of this Note shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
Any money that the Bank pays to the Issuing and Paying Agent for the purpose of making payments on this Note and that remains unclaimed two years after the payments were due will, at the Bank’s request, be returned to it. After that time, the Holder can only look to the Bank for payment on this Note.
All notices under this Note shall be in writing and in the case of the Bank, addressed to the Bank at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Vishal Idnani, or, in the case of the Issuing and Paying Agent at 333 Thornall Street, Edison, NJ 08837, Attention: Global Corporate Trust, Adina M. Casper, or to such other address of the Issuing and Paying Agent as the Issuing and Paying Agent may notify the holders of the Notes. All notices to the Holder of this Note will be given to the address of the Holder as it appears in the Security Register.
This Note shall be governed by and construed in accordance with the laws of the State of New York and, where applicable, the federal laws of the United States of America.
R-4